EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES COMPLETION OF

COMMON STOCK OFFERING

HOUSTON, Oct. 24, 2005 -- Continental Airlines, Inc. (NYSE: CAL) today announced the completion of its previously announced public offering of 18 million shares of its Class B Common Stock at a price to the public of $11.35 per share.

UBS Investment Bank, the sole underwriter for the offering, has a 30-day option to purchase an additional 2.7 million shares of common stock to cover over-allotments, if any. Copies of the prospectus supplement and prospectus relating to the offering may be obtained from UBS Investment Bank, 299 Park Ave., New York, New York 10171. These documents were filed with the Securities and Exchange Commission on October 20, 2005 and are available at the SEC's Web site at http://www.sec.gov.

The shares were issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Continental common stock. An offering of shares of Continental common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Continental's filings with the SEC for certain other factors that may affect forward-looking information.

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